Exhibit 1
SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”) is entered into on this 4th day of April, 2013 by and among Mr. David Rivel (“Seller”) and Viola P.E. GP Ltd., an Israeli company (the “Purchaser”).

WITNESSETH:

WHEREAS, Seller is the sole owner, beneficial and of record, of 2,035,640 Ordinary Shares, par value NIS 0.01 each, of RRSAT GLOBAL COMMUNICATIONS NETWORK LTD., a company incorporated under the laws of the State of Israel (the “Ordinary Shares” and the “Company”, respectively);

WHEREAS, the Seller wishes to sell, transfer and assign to the Purchaser, and the Purchaser wishes to purchase, assume and receive from Seller, the Purchased Shares (as defined below) for the consideration set forth herein, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, (i) the Purchaser is entering into that certain Share Purchase Agreement, providing for the purchase by the Purchaser of Ordinary Shares from Kardan Communications Ltd.; and (ii) the Purchaser and the Seller are entering into that certain Shareholders Agreement in the form attached hereto as Exhibit A (the “Shareholders Agreement”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.	Purchase and Sale of the Purchased Shares.

1.1.           At the Closing (as defined below) and subject to the terms and conditions of this Agreement, the Seller shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall, in reliance on the representations and warranties of the Seller contained herein, purchase and acquire from the Seller, 1,214,259 Ordinary Shares (as may be adjusted in accordance with Section 1.4 below) (the “Purchased Shares”), free and clear of any Encumbrances, in consideration for a gross aggregate purchase price for all Purchased Share of $10,106,950. (as may be adjusted in accordance with Section 1.4 below) (the “Purchase Price”). At the Closing, the Purchaser shall purchase and the Seller shall sell all (and not part of the) Purchased Shares.

1.2.           All taxes due as a result of the sale and purchase of the Purchased Shares hereunder shall be the sole liability of the Seller. Unless the Seller provides to the Purchaser a valid certificate from the Israeli Tax Authorities providing full exemption from withholding tax (or a lower rate of withholding) or a tax determination from the Israeli Tax Authorities indicating otherwise, at least 2 business days in advance of the Closing Date, then the Purchaser shall be entitled to deduct and withhold from such payment such amount as required to be deducted and withheld under any applicable law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Seller in respect of which such deduction and withholding was made.

1.3.           In the event of any stock split (bonus shares), consolidation, share dividend (including any dividend or distribution of securities convertible into share capital), reorganization, reclassification, combination, recapitalization or other like change with respect to the Purchased Shares occurring after the date hereof and prior to the Closing, all references in this Agreement to specified price per share, numbers of shares and all calculations provided for that are based upon numbers affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such event.

1.4.           The parties shall verify with the Company immediately prior to the Closing that the number of Ordinary Shares stated above to be Purchased Shares constitute 7% of the issued and outstanding share capital of the Company, and to the extent that based on such verification the number of Purchased Shares constitutes less than 6.7%, then Purchaser shall have the option to either (i) proceed with the Closing, (ii) require Seller to increase the number of Purchased Shares to up to 6.7% of the issued and outstanding share capital of the Company, provided that the Purchase Price shall be increased by $8.324 per share, or (iii) terminate the Agreement.

2.	Closing.

2.1.           Unless this Agreement is earlier terminated pursuant to Sections 1.4 or 7 hereof, the consummation of the sale and purchase of the Purchased Shares (the “Closing”) will take place at the offices of Meitar Liquornik Geva Leshem Tal, Law Offices, 16 Abba Hillel Road, Ramat Gan, Israel, at a date to be determined by Purchaser which is no later than ten (10) Business Days following the satisfaction or waiver of the closing condition set forth herein (other than those that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the Purchaser and Seller shall agree in writing. The date upon which the Closing hereunder actually occurs shall be referred to herein as the “Closing Date”. All actions at the Closing and all transactions occurring at the Closing shall be deemed to take place simultaneously and no transactions shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered.

2.2.           At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following documents:

2.2.1.                Share transfer deed, duly executed by the Seller, transferring to the Purchaser the Purchased Shares, in the form attached hereto as Exhibit 2.2.1;

2.2.2.                If the Purchased Shares are evidenced by a certificate in the name of the Seller, original share certificate(s) representing the Purchased Shares held by the Seller (or an affidavit of loss in lieu thereof);

2.2.3.                If the Purchased Shares are held electronically, a written confirmation from Seller’s broker and/or custodian that the Purchased Shares have been delivered, in electronic format, to and credit towards Purchaser's account at its broker and/or custodian;

2.2.4.                If the Purchased Shares are evidenced by a certificate in the name of the Seller, an irrevocable letter of instruction from the Company instructing the transfer agent of the Company's Ordinary Shares to record the transfer pursuant to this Agreement, substantially in the form attached hereto as Exhibit 2.2.4; and

2.2.5.                A certificate in the form attached hereto as Exhibit 2.2.5 executed by the Seller certifying that: (i) the representations and warranties of the Seller hereunder are true and correct as of the date hereof and as of the Closing Date as if made on such date; (ii) all covenants required by the terms hereof to be performed by the Seller on or prior to the Closing Date have been so performed; and (iii) the number of Purchased Shares if adjusted pursuant to Section 1.4.

2.3.           At the Closing the Purchase Price shall be deposited by Purchaser with MLG&LB Trust Company Ltd., as escrow agent, and shall be released to Seller upon either receipt of a share certificate representing the Purchased Shares in the name of the Purchaser or receipt of written confirmation from Purchaser’s broker or custodian that the Purchased Shares, in electronic format, are held by it. Purchaser’s deposit of the purchase price pursuant to this Section shall satisfy Purchaser’s obligation to make payment pursuant to this Agreement.

3.             Representations and Warranties of Seller. The Seller hereby represents and warrants to the Purchaser as follows:

3.1.           Seller has the full legal capacity, power and authority to execute and deliver this Agreement and any agreement, document and instrument provided for or contemplated herein with respect to the Purchased Shares (collectively, the “Transaction Documents”) and to perform the transaction contemplated hereby and thereby. The execution, delivery and performance by the Seller of each of the Transaction Documents has been duly executed and delivered by Seller. The Transaction Documents constitute or will, when executed and delivered by all parties thereto, constitute Seller’s valid and legally binding obligation enforceable against him in accordance with its respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.2.           The Seller has good and valid title to, and is the sole lawful owner, beneficially and of record, of all of the Purchased Shares.  The Seller has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement. The Purchased Shares are a capital asset of the Seller. At the Closing, the Seller shall convey to the Purchaser, and the Purchaser shall acquire, good and marketable title to the Purchased Shares, free and clear of any and all Encumbrances.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, equities, claims, restrictions, options, proxies, security interest, encumbrance, adverse claim, interference, right of first refusal, preemptive right or restriction, limitation or rights of third parties of any nature (including any spousal community property rights, and any restriction or limitation on the voting, transfer, receipt of any income derived from, or on the use of any security or other asset or any restriction or limitation on the possession, exercise or transfer of any other attribute of ownership of a security), other than the proxy and right of first offer granted by the Seller to Del-Ta Engineering Equipment Ltd. (“Del-Ta”) under sections 2 and 4 of that certain Shareholders Agreement between the Seller and Del-Ta and dated October, 2006 as amended (the “Existing Shareholders Agreement”). The Seller has neither sold, pledged, Encumbered or otherwise transferred, nor undertook or promised to do so (whether by operation of law or otherwise, including, without limitation, transfers pursuant to any decree of divorce or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse) the Purchased Shares or any interests therein to any person, other than this Agreement.

3.3.           The Purchased Shares constitute to Seller's best knowledge 7% of the Company’s issued and outstanding share capital as of the Closing. The number of Ordinary Shares set forth in the first recital to this Agreement constitute all of the shares or other securities over which any voting or dispositive power is held by the Seller and Seller does not own, beneficially or otherwise, nor control, directly or indirectly, any other share capital of, or other securities, equity or ownership interest in the Company (including, without limitation, (i) any outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other similar contracts relating to securities of the Company, or (ii) outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to securities of the Company). The Purchased Shares are not subject to any shareholders agreement, voting agreements, proxies, trusts or other agreement or understandings relating to any attribute thereof, including, the voting or disposition thereof, other than the Existing Shareholders Agreement. Any proxies heretofore given in respect of the Purchased Shares are not irrevocable, do not attach to the Purchased Shares after transfer, and any such proxies are or shall be revoked by the Closing. Other than as set forth in Section 6.2.2, there are no transfer restrictions or right of first refusal, right of first offer, tag along or other similar rights applicable to the Purchased Shares. A copy of the Existing Shareholders Agreement, including the amendments thereto, are attached hereto as Exhibit 3.3. The Existing Shareholders Agreement (including the amendments thereto prior to the date hereof) was not amended, supplemented or modified, orally or in writing, and there are no other understandings or arrangements relating thereto between Seller and Del-Ta or any of its affiliates.

3.4.           The execution and delivery by the Seller of the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, require Seller to obtain or deliver any notice, consent, waiver, approval, order or authorization or permit of, or registration, declaration or filing with, or notification to, any court, administrative agency, commission, governmental or regulatory authority or any other person, other than as set forth in Section 6.2.2 and filings required under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder in connection with the change in Seller's ownership of Ordinary Shares, which filings shall be solely the responsibility of Seller.

3.5.           The execution and delivery by the Seller of the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation (other than as set forth in Section 6.2.2 hereto) or loss of any benefit, under the Articles of Association of the Company, any agreement, law, rule, regulation, order, judgment or decree applicable to the Seller or that apply to the Purchased Shares or by which the Purchased Shares are bound, or to the knowledge of the Seller, any agreement, law, rule, regulation, order, judgment or decree applicable to the Seller.

3.6.           There is no suit, action, proceeding, claim or investigation, decrees, orders, judgments or legal proceeding of any nature, pending, or, to Seller’s knowledge, threatened against the Seller or the Purchased Shares, that seeks to prevent Seller from executing, delivering or performing the Transaction Documents and the transactions contemplated hereby and thereby, or that apply to the Purchased Shares or by which the Purchased Shares are bound.

3.7.           No agent, broker, finder, investment banker, person or firm acting in a similar capacity on Seller’s behalf or under the Seller’s authority is, nor will it be, entitled to any brokerage or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the origin, negotiation or execution of the Transaction Documents or in connection with any of the transactions contemplated hereby and thereby, which would be required to be paid by the Purchaser or the Company.

3.8.           There are no agreements, instruments, undertakings or documents between the Company or its affiliates, on the one hand, and the Seller or its affiliate on the other hand, except as listed in Schedule 3.8 ("Seller Agreements"), complete and accurate copies of which have been delivered to Purchaser, and Seller and his affiliates have no other rights or privileges to receive compensation, payments, assets or any other benefits from the Company or its affiliates nor do they have any interests or rights in any assets, operations or activities of the Company of its affiliates. Seller represents that Seller Agreements are in full force and effect, and that neither the Seller, nor to his best knowledge, the Company, is in breach of the provisions of each of Seller Agreements. Neither the Seller, nor his heirs, executors, administrators, successors or assigns have any Claims (as defined below) against the Purchaser, the Company and their respective affiliates, shareholders, officers and directors and each of their respective heirs, executors, administrators, successors and assigns (collectively, the “Other Entities”) with respect to (i) such Seller Agreements or the performance by the Company of any obligation or liability under Seller Agreements or of any other provision of such agreements; or (ii) any matters, causes, acts, conduct, claims, circumstances or events occurring or failing to occur at or prior to the date hereof. “Claims” shall mean any and all actions or causes of action, suits, claims, liabilities, losses, obligations, agreements, promises, debts, damages, diminutions in value, costs and expenses, judgments, rights and demands, whether fixed or contingent, known or unknown, in law or in equity. It is hereby clarified that the aforesaid does not derogate from any future right the Seller may have to claim against the Company or Other Entities in the event that any of the provisions of Seller Agreements or any liabilities, obligations or rights under such Seller Agreements will not be fully fulfilled, performed or respected by the Company.

3.9.           Seller agreed to sell the Purchased Shares to the Purchaser at the purchase price provided for herein notwithstanding any possible knowledge differential between the parties, any potential or prospects each party may view for the Company, any potential future role of Purchaser in the corporate governance of the Company, and any potential future appreciation, benefit or privileges relating to the Ordinary Shares, and accordingly Seller hereby irrevocably waives any right, claim or demand that may arise as a result thereof against the Other Entities.

4.             Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants as follows:

4.1.           It is duly incorporated and validly existing under the laws of its jurisdiction of incorporation or formation.

4.2.           It has the requisite corporate power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Purchaser. The Transaction Documents to which it is a party have been duly executed and delivered by it and, assuming the due authorization, execution and delivery by the other parties hereto, constitute its valid and binding obligations, enforceable against it in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3.           The execution and delivery by it of the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, require such Purchaser to obtain or deliver any notice, consent, waiver, approval, order or authorization or permit of, or registration, declaration or filing with, or notification to any court, administrative agency, commission, governmental or regulatory authority or any other person, that has not been, or will not be, obtained by the Closing.

4.4.           The execution and delivery of the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any provision of such Purchaser’s incorporation or formation documents; or any law, rule, regulation, order, judgment or decree applicable to it.

4.5.           There is no suit, action, proceeding, claim or investigation, decrees, orders, judgments or legal proceeding of any nature, pending, or, to such Purchaser’s knowledge, threatened against it, that seeks to prevent it from executing, delivering or performing the Transaction Documents and the transactions contemplated hereby and thereby.

4.6.           No agent, broker, finder, investment banker, person or firm acting in a similar capacity on such Purchaser’s behalf or under its authority is, nor will it be, entitled to any brokerage or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the origin, negotiation or execution of the Transaction Documents or in connection with any of the transactions contemplated hereby and thereby, which would be required to be paid by any of the Seller.

4.7.           Purchaser has been provided with a copy of the Existing Shareholders Agreement, and, without limitation of Seller's representations and warranties included in Section 3, Purchaser is familiar with the terms and conditions set forth in the Existing Shareholders Agreement.

4.8.           Purchaser agreed to Purchase the Purchased Shares from the Seller at the purchase price provided for herein notwithstanding any possible knowledge differential between the parties and any potential or prospects each party may view for the Company, and accordingly Purchaser hereby irrevocably waives any right, claim or demand that may arise as a result thereof against the Seller.

5.	Conditions to Closing.

5.1.           Conditions to Closing of each Party. The respective obligations of the Seller and the Purchaser to effect the Closing are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by mutual written instrument of the Seller and the Purchaser:

5.1.1.                No Order. No court or other governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of preventing, enjoining, restraining, prohibiting or otherwise making this Agreement or the transactions contemplated hereby illegal.

5.1.2.                Transfer Restrictions Waiver.  A written waiver from the transfer restrictions pursuant to Section 4.1 of the Existing Shareholders Agreement shall have been obtained in a form acceptable to Purchaser, or the 7 days period for exercise of the rights pursuant to the terms of the Existing Shareholders Agreement shall have lapsed unexercised.

5.2.           Conditions to Closing of the Purchaser. The obligations of the Purchaser to effect the Closing are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, by the Purchaser:

5.2.1.                Representations, Warranties and Covenants. (i) The representations and warranties of the Seller in this Agreement shall have been true and correct on the date hereof and as of the Closing Date with the same effect as if made at and as of the Closing Date, and (ii) the Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Seller at or prior to the Closing Date.

5.2.2.                Receipt of Closing Deliveries. Each of the agreements, instruments and other documents required to be delivered by the Seller under Section 2.2 shall be in a form as attached to this Agreement, and shall have been received by it.

5.2.3.                No Injunctions or Restraints. No permanent restraining orders, temporary restraining order (that was not removed prior to Closing) or permanent injunction or other order issued by any administrative agency, commission, regulatory or governmental authority which has or could have the effect of limiting or restricting the Purchaser’s ownership or voting of the Purchased Shares shall be in effect, nor shall there be pending or threatened any suit, action or proceeding seeking the foregoing.

5.2.4.                No Company Material Adverse Effect.  In the event that the Closing has not occurred within 15 days after the date hereof (unless the Closing has not occurred as a result of a breach of this Agreement by Purchaser), no change, fact, circumstance, condition, event or effect has occurred, that individually or when taken together has or could reasonably be expected to have a material and adverse effect on the business, operations, results of operations, assets, liabilities, prospects or condition (financial or otherwise) of the Company and its subsidiaries.

5.3.            Conditions to Closing of the Seller. The obligations of the Seller to effect the Closing are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, by Seller:

5.3.1.                Representations and Warranties. (i) The representations and warranties of the Purchaser in this Agreement shall have been true and correct as of the date hereof and on and as of the Closing Date with the same effect as if made at and as of the Closing Date, and (ii) the Purchaser shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Purchaser at or prior to the Closing Date.

5.3.2.                Purchase Price. Purchaser shall have deposited the Purchase Price as set forth in Section 2.3.

6.	Covenants.

6.1.           Additional Documents and Further Assurance. Subject to the terms and conditions of this Agreement and any applicable law, each party hereto, at the reasonable request of another party hereto, shall execute and deliver, or cause to be executed and delivered, such other documents and instruments and do and perform such other actions as may be reasonably necessary or desirable for effecting completely the consummation of the Transaction Agreements and the transactions contemplated hereby and thereby.

6.2.           Filings; Notices and Approvals.

6.2.1.                As promptly as practicable after the date of this Agreement, the parties shall use their commercially reasonable efforts to deliver and file each notice, report or other document, or obtain the consent or approval, required to be delivered, or filed by such party with, or obtained from any governmental or regulatory authority or any third party, with respect to this Agreement and the other agreements and the transactions entered into on the date hereof or contemplated hereby. Each of the Seller and the Purchaser shall cause all documents that it is responsible for filing with or delivering to any governmental or regulatory authority or any third party under this Section 6.2 to comply as to form and substance in all material respects with the applicable legal requirements and contractual obligations and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any governmental or regulatory authority or any third party and shall comply promptly with any such inquiry or request.

6.2.2.                Without derogating from the foregoing, within one business day after the date hereof the Seller shall provide the required notice, in a form acceptable to Purchaser, pursuant to Section 4.1 of that certain Existing Shareholders Agreement, and shall thereafter keep Purchaser apprised of any communications with respect thereto, including by providing copies of any documents or notices provided to Seller or his representatives promptly after their receipt by Seller or such or representatives. Seller shall only be permitted to sell the Purchased Shares pursuant to Section 4.1 of that certain Existing Shareholders Agreement if Del-Ta shall have timely and validly exercised its right pursuant to such section and provided that the Purchased Shares are sold to Del-Ta solely at the same price and terms of this Agreement, and Seller shall not be granted any right, benefit or privilege of any kind of nature, directly or indirectly, in connection with such purchase. Notwithstanding anything to the contrary, the content of such notice and the compliance by Seller with the Existing Shareholders Agreement shall be solely the responsibility of Seller and shall not result in any liability to Purchaser.

7.	Termination.

7.1.           This Agreement may be terminated at or prior to the Closing, only as follows:

7.1.1.                By written consent of the parties hereto.

7.1.2.                By written notice of the Purchaser or the Seller, referring to the relevant clause of this subsection if:

7.1.2.1.                if the Closing Date shall not have occurred by 90 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such Termination Date;

7.1.2.2.                The right pursuant to Section 4.1 of the Existing Shareholders Agreement shall have been exercised by Del-Ta;

7.1.2.3.                there shall be a final non-appealable order of any governmental authority in effect preventing consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 7.1.2.3 shall not be available to any party whose action or failure to act has been a principal cause of or resulted in such order preventing the consummation of the transactions contemplated hereby and such action or failure to act constitutes a breach of this Agreement;

7.1.2.4.                there shall be any statute, rule, regulation, executive order, decree, judgment, injunction or other order enacted, issued, promulgated, enforced, entered or deemed applicable by any governmental authority that would make this Agreement or the transactions contemplated hereby and thereby illegal.

7.1.3.            By written notice of the Purchaser to Seller, referring to the relevant clause of this subsection if:

7.1.3.1.                there has been a breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement such that if Closing were to occur on the date of such termination such breach would result in the failure of any of the conditions set forth in Sections 5 hereof to be satisfied and such breach has not been cured within ten (10) days after written notice thereof to the Seller; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

7.1.3.2.                there shall be statute, rule, regulation or order enacted, promulgated or issued or applicable to the transactions contemplated hereby by any governmental authority, which has or could have the effect of limiting or restricting the Purchaser’s ownership or voting of the Purchased Shares;

 7.1.3.3.                Any of the conditions in Sections 5.2.3 or 5.2.4 is not or is reasonably expected not to be satisfied by the Termination Date;

7.1.4.                By written notice of the Seller to Purchaser if there has been a breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement such that if Closing were to occur on the date of such termination such breach would result in the failure of any of the conditions set forth in Sections 5 hereof to be satisfied and such breach has not been cured within ten (10) days after written notice thereof to the Purchaser; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

7.2.           Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 or 1.4 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchaser or the Seller, or their respective employees, agents or shareholders, if applicable, except that the provisions of Section 8 and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Section 7, and except to the extent that such termination results from a material breach by the other party of any representation, warranty or covenant set forth in this Agreement.

8.	General.

8.1.           Expenses. Each party shall bear its own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement.

8.2.           Entire Agreement. This Agreement and the exhibits and schedules attached hereto, and the documents and instruments and other agreements among the parties referenced herein, constitute the full and entire understanding and agreement between the parties with respect to the subject matters hereof and thereof, and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

8.3.           Amendment. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the parties hereto. Any amendment or waiver effected in accordance with this Section shall be binding upon all parties of this Agreement and their respective successors and assignees.

8.4.           Press Releases.  No party shall issue any statement or communication to any third party (other than their respective agents, partners, affiliates and representatives that are bound by confidentiality restrictions) regarding this Agreement, its existence and content, or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other parties hereto, except as required to comply with applicable legal requirements and the rules of any stock exchange.

8.5.           Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.6.           Assignment. Neither this Agreement, nor any rights, interests or obligations under this Agreement may be assigned or transferred, in whole or in part, by operation of law or otherwise by any party hereto, without the prior consent in writing of the other party hereto, and any such assignment without such prior written consent shall be null and void, except that this Agreement or any of the rights, interests or obligations under this Agreement may be assigned by Purchaser, upon notice to the other party, to an affiliate thereof or a lender providing financing in connection with this transaction. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, and be enforceable by, the parties hereto and their respective successors, assigns, heirs, executors, and administrators.

8.7.           Viola Designation. The Purchaser (“Executing Party”) is signing this Agreement on behalf of itself or as a nominee or trustee of an affiliate thereof, as shall be indicted in writing to the Seller prior to the Closing.  In case this Agreement is signed by the Executing Party as a nominee or trustee, then any reference to “Viola” hereunder shall refer to such affiliate, as if an original party hereof, and the Executing Party shall have no further rights or obligations hereunder.

8.8.           Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any competent court located in Tel-Aviv-Jaffa, Israel in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Israel for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

8.9.           Definitions. When used herein: the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation”; the words “herein,” “hereof,” “hereto” and “hereunder” and words of similar import, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the word “person(s)” shall include an individual, corporation, partnership, association, trust, enterprise or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; the phrase “beneficial ownership” of any securities or “own” (and phrases of similar import) shall mean beneficial ownership for purposes of Rule 13d-3 under the Exchange Act (and for the purposes of Rule 13d-3(d)(1)(i) as if the right to acquire beneficial ownership of such security would have been within 60 days); the word “affiliate(s)” (and words of similar import) shall mean as set forth in Rule 405 promulgated under the Securities Act of 1933, as amended; and the word “group” shall mean any group of persons acting together in the manner described in Rule 13d-5(b)(1) of the Exchange Act.  Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa.  "Business Day" (whether or not used as a capitalized term) shall mean each day that is not a Friday or Saturday, or on which banking institutions located in Tel Aviv, Israel are authorized or obligated by law or order to close.

8.10.           Interpretation. The headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The recitals, exhibits and schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the exhibits and schedules hereto. Each of the parties acknowledges that it had assessed the risk, uncertainties and benefits of the transactions contemplated by this Agreement and each Transaction Document to which it is a party, and that it was represented by legal counsel in the negotiation, execution and delivery of the Transaction Documents. Accordingly, and based on the foregoing facts, among other factors, each party acknowledges and agrees that, for purposes of interpreting this Agreement or any other Transaction Document, no party has had any preference in the design of the provisions of this Agreement (within the meaning of Section 25(b1) of the Contracts Law (General Part), 1973 (as amended).

8.11.           Severability. If any provision of this Agreement or the application thereof becomes or is declared by a court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. In addition, if any particular provision contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

8.12.           Notices. All notices and other communications hereunder shall be in writing and shall be shall be emailed, faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

8.12.1.
if to the Purchaser, to:

Viola Private Equity
Ackerstein Towers, Building D
12 Abba Eban Ave.
Hertzliya Pituach Israel
Attention:              Harel Beit-On
Telephone No.:     (972)-(9)-9720433
Facsimile No.:        (972)(9)-9594952
Email:                      harelb@violape.com

with a mandatory copy to (which shall not constitute notice):

Meitar Liquornik Geva Leshem Tal
16 Abba Hillel Road Ramat Gan 52506, Israel
Attention:              Dan Shamgar, Advocate
                               Shira Azran, Advocate
Telephone No.:     (972)-(3)-610-3100
Facsimile No.:        (972)-(3)-6103-111
Email:                     dshamgar@meitar.com
                                sazran@meitar.com

8.12.2.
if to the Seller, to:

62 Pinkas St. Tel Aviv 62157
Telephone No.:     (972)-(3)-6056555
Facsimile No.:       (972)-(3)-6056555
Email:                     david@rrsat.com

with a mandatory copy to (which shall not constitute notice):

Furth, Wilensky, Mizrachi, Knaani – Law Offices
1 Azrieli Center, Tel Aviv 67021, Israel
Attention:             Udi Knaani, Advocate
                              Orly Samuelov, Advocate
Telephone No.:    (972)-(3)-6070800
Facsimile No.:       (972)-(3)-6097797
Email:                     udi@fwmk-law.co.il
                               orly@fwmk-law.co.il

Any notice sent in accordance with this Section 8.12 shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if by airmail two (2) business days after delivery to the courier service, (iii) if sent by messenger, upon delivery, and (iii) if sent via email or facsimile, upon transmission and electronic confirmation of delivery or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of delivery; provided, however, that any notice of change of address shall only be valid upon receipt.

8.13.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile transmission or by electronic delivery in .pdf format or the like shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

- Signature Pages Follow -

IN WITNESS WHEREOF, the parties have caused this Share Purchase Agreement to be duly executed as of the date first written above.

Viola P.E. GP Ltd. By: /s/ Jonathan Kolber Name: Jonathan Kolber Title: Authorized Signatory By: /s/ Harel Beit-On Name: Harel Beit-On Title: Authorized Signatory

David Rivel By: /s/ David Rivel Name: David Rivel

To: Viola P.E. GP Ltd.
(subject to Section 8.7 of the Agreement (as defined below) the “Purchaser”)

Dear Sirs,

I, the undersigned, being the spouse of Mr. David Rivel (the “Seller”), hereby irrevocably acknowledge, consent and represent to you, in connection with your acquisition of the Purchased Shares (as defined below), as follows:

1.           I have been apprised of and hereby approve and accept all the terms and conditions of that certain Share Purchase Agreement of even date hereof (the “Agreement”) by and among the Seller and the Purchaser, pursuant to which the Seller shall sell, transfer, assign, convey and deliver to the Purchaser all of the right, title and interest of each of the Seller in and to the Purchased Shares (as defined therein).

2.           I hereby consent to the Seller's entering into the Agreement, and all other Transaction Documents (all as defined in the Agreement), and consummating the transactions contemplated thereby, including without limitation, the transfer and sale by the Seller of the Purchased Shares, pursuant to the terms of the Agreement.

3.           I hereby irrevocably agree to be bound by all the terms and conditions of the Agreement and all other Transaction Documents to which the Seller is a party, and further agree that any community property interest I may have in Seller’s beneficial interests in the Purchased Shares or Shares will be similarly bound by the Agreement as the Seller.

4.           I understand and acknowledge that the Purchaser is entering into the Agreement in reliance upon my execution of this letter. My agreement shall be irrevocable and shall survive my bankruptcy, death, adjudication of incompetence or the like.

5.           I am executing this letter in my own free will and after being independently made fully aware of my rights.

Dated: 4.4.2013	Signature of Spouse: /s/ Yaffa Rivel
Printed Name: Yaffa Rivel
ID Number: 064521701